Exhibit 23.4

October 13, 2021

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Coterra Energy Inc. to be filed with the Securities and Exchange Commission on or about October 13, 2021 (the “Registration Statement”) of all references to our firm and of our report dated January 27, 2021, included in or made a part of the Annual Report on Form 10-K for the year ended December 31, 2020 of Coterra Energy Inc. We further consent to the use of the name Miller and Lents, Ltd. under the heading “Experts” in the Registration Statement.

Yours very truly,

MILLER AND LENTS, LTD.

Texas Registered Engineering Firm No. F-1442

By:	/s/ Jennifer A. Godbold

Jennifer A. Godbold, P.E.
Vice President